                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   Form 8-K/A

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)     December 9, 1996
                                                     ----------------

Commission file number: 33-69532


                                 Brylane, L.P.
         ------------------------------------------------------------
            (Exact name of registrant as specified in its charter)



      Delaware                                              35-1895382
 ------------------                                       --------------
 (State or other                                          (I.R.S. Employer
  jurisdiction                                             Identification No.)
  of incorporation)


                             Brylane Capital Corp.
         -------------------------------------------------------------
           (Exact name of co-registrant as specified in its charter)



      Delaware                                              95-4439747
 ------------------                                       --------------
 (State or other                                          (I.R.S. Employer
  jurisdiction                                             Identification No.)
  of incorporation)

463 Seventh Avenue, 21st Floor, New York, New York             10018
--------------------------------------------------------------------------------
    (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code   (212) 613-9500
                                                      -------------

                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)


                                                              Page 1 of 27 Pages
                                                 Exhibit Index begins on page 8.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

          Chadwick's, Inc. and subsidiaries Audited Financial Statements for the periods indicated below.

          (i) Report of Independent Accountants, Coopers & Lybrand L.L.P., dated May 14, 1996.

          (ii) Audited Combined Statements of Income and Net Assets of Chadwick's, Inc. for the years ended January 29, 1994, January 28, 1995 and January 27, 1996.

          (iii) Audited Combined Balance Sheets of Chadwick's, Inc. as of January 28, 1995 and January 27, 1996.

          (iv) Audited Combined Statements of Cash Flows of Chadwick's, Inc. for the years ended January 29, 1994, January 28, 1995 and January 27, 1996.

          (v)    Notes to Combined Financial Statements.

         (b) PRO FORMA FINANCIAL INFORMATION.

          Brylane, L.P. Unaudited Pro Forma Financial Statements for the Year Ended February 3, 1996 and for the Thirty-Nine Weeks Ended November 2, 1996.

          (i)    Unaudited Pro Forma Financial Statements -- Introduction.

          (ii) Unaudited Pro Forma Statement of Operations for the year ended February 3, 1996.

          (iii) Unaudited Pro Forma Statement of Operations for the thirty-nine weeks ended November 2, 1996.

          (iv)   Unaudited Pro Forma Balance Sheet as of November 2, 1996.

          (v)    Notes to the Unaudited Pro Forma Financial Statements.

          (c)  EXHIBITS.

          2.1 Asset Purchase Agreement dated October 18, 1996 by and among TJX, Chadwick's and Brylane.*

          2.2 Amendment Number One dated as of December 9, 1996 by and among TJX, Chadwick's and Brylane to the Asset Purchase Agreement dated October 18, 1996.*

          2.3 Asset Purchase Agreement dated October 18, 1996 by and between CDM and Brylane.*

          3.1 Amendment No. 7 dated October 14, 1996 to the Agreement of Limited Partnership dated August 30, 1993, as amended (the "Partnership Agreement"), by and among Brylane, VGP Corporation, a Delaware corporation ("VGP"), VLP Corporation, a Delaware corporation ("VLP"), WearGuard Corporation, a Delaware corporation ("WearGuard"), and Lane Bryant Direct Holding, Inc., a Delaware corporation (as successor in interest to Lane Bryant Direct, Inc., a Delaware corporation, Lerner Direct, Inc., a Delaware corporation, and Roaman's, Inc., a Delaware corporation) ("Lane Bryant Direct").*

          3.2 Amendment No. 8 dated December 5, 1996 to the Partnership Agreement by and among Brylane, VGP, VLP, Lane Bryant Direct, WearGuard, Chadwick's, Leeway & Co., a Massachusetts partnership, as nominee for the Long-Term Investment Trust, a trust governed by the laws of the State of New York ("Leeway & Co."), and NYNEX Master Trust, a trust governed by the laws of the State of New York ("NYNEX").*

          3.3 Certificate of Amendment of Certificate of Incorporation of VP Holding Corporation, a Delaware corporation ("VP Holding"), as filed with the Office of the Secretary of State of Delaware on December 5, 1996.*

          3.4 Certificate of Designation of the Series A Convertible Redeemable Preferred Stock of VP Holding as filed with the Office of the Secretary of State of the State of Delaware on December 6, 1996.*

          4.1 Fourth Supplemental Indenture, dated as of December 9, 1996, by and among Brylane, Brylane Capital Corp., a Delaware corporation ("Finance Corp."), C.O.B. Management, Tradename Sub, and United States Trust Company of New York, as trustee (the "Trustee"), under the Indenture dated as of August 30, 1993, as amended, by and among Brylane, Finance Corp., the Guarantors named on the signature pages thereto, and the Trustee.*

          10.1 Services Agreement dated as of December 9, 1996 by and between Brylane and TJX.*

          10.2 Amendment No. 1 to Trademark License Agreement dated as of December 9, 1996 by and among Lanco, Inc., a Delaware corporation ("Lanco"), Lernco, Inc., a Delaware corporation ("Lernco"), Limited Stores, Inc., a Delaware corporation ("Limited Stores"), Lane Bryant, Inc., a Delaware corporation ("Lane Bryant"), Lane Bryant Direct (as successor corporation to Lane Bryant Direct, Inc. and Lerner Direct, Inc.) and Brylane.*

          10.3 Inventory Purchase Agreement dated as of December 9, 1996 by and between Brylane and TJX.*

          10.4 VP Holding Stock Subscription Agreement for Preferred Stock dated as of December 9, 1996 by and between VP Holding Corporation and Dhananjaya K. Rao.*

          10.5 VP Holding Stock Subscription Agreement for Preferred Stock dated as of December 9, 1996 by and between VP Holding Corporation and Carol Meyrowitz.*

          10.6 Employment Agreement dated as of December 9, 1996 between Brylane and Dhananjaya K. Rao.*

          10.7 Employment Agreement dated as of December 9, 1996 between Brylane and Carol Meyrowitz.*

          10.8 Credit Agreement dated as of December 9, 1996 by and among Brylane, the lenders listed therein, Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), as administrative agent, and Merrill Lynch Capital Corporation, as documentation agent (the "Credit Agreement").*

        10.9 Form of Tranche A Term Note to be executed by Brylane in favor of each of the various Lenders (as defined in the Credit Agreement).*

        10.10 Form of Tranche B Term Note to be executed by Brylane in favor of each of the various Lenders (as defined in the Credit Agreement).*

        10.11 Guarantee Agreement dated as of December 9, 1996 by and among B.L. Catalog Distribution, Inc., a Delaware corporation ("B.L. Catalog"), B.L. Management Services, Inc., a Delaware corporation ("B.L. Management"), B.N.Y. Service Corp., a Delaware corporation ("Service Corp."), Finance Corp., K.S. Management Services, Inc., a Delaware corporation ("K.S. Management"), C.O.B. Management, Tradename Sub, B.L. Catalog Distribution Partnership, an Indiana general partnership ("Catalog Partnership"), and B.L. Management Services Partnership, a New York general partnership ("Management Partnership"), as guarantors, and Morgan Guaranty, as administrative agent for the lenders and the Issuing Banks (as defined in the Credit Agreement).*

        10.12 Pledge Agreement dated as of December 9, 1996 by and among Brylane, B.L. Catalog, B.L. Management, Service Corp., Finance Corp., K.S. Management, C.O.B. Management and Tradename Sub, as pledgors, and Morgan Guaranty, as security agent.*

        10.13 Security Agreement dated as of December 9, 1996 by and among Brylane, B.L. Catalog, B.L. Management, Service Corp., Finance Corp., K.S. Management, C.O.B. Management, Tradename Sub, Catalog Partnership and Management Partnership, as grantors, and Morgan Guaranty, as security agent.*

        10.14 Trademark Collateral Agreement dated as of December 9, 1996 by and among Lanco, Lernco, Limited Stores, Lerner Stores, Inc., Lane Bryant, and Morgan Guaranty, as security agent for the lenders party to the Credit Agreement.*

        10.15 Accounts Receivable Purchase Agreement dated as of December 9, 1996 between Brylane and ADS.*

        10.16 Unit Subscription Agreement dated as of December 5, 1996 by and among Brylane, VP Holding, FS Equity Partners II, L.P., a California limited partnership ("FSEP II"), FS Equity Partners III, L.P., a Delaware limited partnership ("FSEP III"), FS Equity Partners

               International, L.P., a Delaware limited partnership ("FSEP International"), VGP, VLP, WearGuard, Leeway & Co. and NYNEX.*

        10.17 First Amended and Restated Incorporation and Exchange Agreement dated as of December 9, 1996 by and among FSEP II, FSEP III, FSEP International, Lane Bryant Direct, The Limited, Inc., a Delaware corporation, WearGuard, Leeway & Co., NYNEX, Chadwick's and Brylane (with exhibits attached thereto, including forms of Registration Rights Agreement, Stockholders Agreement and Amended and Restated Agreement of Limited Partnership).*

        10.18  Brylane, L.P. Convertible Subordinated Note dated as of
               December 9, 1996 issued to Chadwick's in the principal amount of $20,000,000 (with form of Brylane Inc. and Brylane, L.P. Note attached as an exhibit thereto).*

        23.1   Consent of Independent Accountants.**

__________________

* Filed as an exhibit to Amendment No. 2 to Brylane Inc.'s Registration Statement on Form S-1 (Registration No. 33-86154) on December 23, 1996 and incorporated by reference herein.

**   Filed herewith.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              BRYLANE, L.P.
                              BRYLANE CAPITAL CORP.


Dated:  February 21, 1997    By:  /s/ Robert A. Pulciani
                                  ----------------------
                                  Robert A. Pulciani

                              Authorized Representative of Brylane, L.P. and Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Brylane, L.P. and Brylane Capital Corp.

                              (On behalf of the Registrants and as the principal financial and accounting officer of each of the Registrants)

                                 EXHIBIT INDEX




Exhibit        Description of
               Exhibit
-------        -----------------------------------------------------
23.1           Consent of Independent Accountants

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Chadwick's, Inc.:

  We have audited the accompanying combined balance sheets of Chadwick's, Inc. and subsidiaries as of January 28, 1995 and January 27, 1996 and the related combined statements of income and net assets, and cash flows for each of the three fiscal years in the period ended January 27, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Chadwick's, Inc. and subsidiaries as of January 28, 1995 and January 27, 1996 and the combined results of their operations and their cash flows for each of the three fiscal years in the period ended January 27, 1996 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
May 14, 1996

                                CHADWICK'S, INC.

                  COMBINED STATEMENTS OF INCOME AND NET ASSETS

                                   FISCAL YEAR ENDED          THIRTY-NINE WEEKS ENDED
                          ----------------------------------- -----------------------
                          JANUARY 29, JANUARY 28, JANUARY 27, OCTOBER 28, OCTOBER 26,
                             1994        1995        1996        1995        1996
                          ----------- ----------- ----------- ----------- -----------
                                                                    (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)
Net sales...............   $424,276    $432,660    $465,598    $355,671    $370,319
                           --------    --------    --------    --------    --------
Cost of sales, including
 buying and order
 fulfillment costs......    269,233     271,874     278,868     211,486     206,179
                           --------    --------    --------    --------    --------
  Gross profit..........    155,043     160,786     186,730     144,185     164,140
Selling, general and
 administrative
 expenses, including
 catalog and order
 processing costs.......    131,439     155,329     160,282     126,615     129,731
                           --------    --------    --------    --------    --------
  Income from
   operations...........     23,604       5,457      26,448      17,570      34,409
Interest expense, net...      3,378       3,940       6,920       5,211       4,492
                           --------    --------    --------    --------    --------
Income before income
 taxes, extraordinary
 items and cumulative
 effect of accounting
 changes................     20,226       1,517      19,528      12,359      29,917
Provision for income
 taxes..................      7,941         255       7,854       4,968      12,355
                           --------    --------    --------    --------    --------
Income before
 extraordinary items and
 cumulative effect of
 accounting changes.....     12,285       1,262      11,674       7,391      17,562
Extraordinary charge,
 net of income taxes....        --         (192)     (3,338)        --          --
Cumulative effect of
 accounting changes, net
 of income taxes........        380         --          --          --          --
                           --------    --------    --------    --------    --------
Net income..............     12,665       1,070       8,336       7,391      17,562
Net assets at beginning
 of period..............     34,604      47,269      48,339      48,339      56,675
                           --------    --------    --------    --------    --------
Net assets at end of
 period.................   $ 47,269    $ 48,339    $ 56,675    $ 55,730    $ 74,237
                           ========    ========    ========    ========    ========

    The accompanying notes are an integral part of the financial statements.

                                CHADWICK'S, INC.

                            COMBINED BALANCE SHEETS

                                            JANUARY 28, JANUARY 27, OCTOBER 26,
                                               1995        1996        1996
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS)
                  ASSETS
                  ------
Current assets:
  Cash and cash equivalents................  $  1,420    $  1,406    $    464
  Accounts receivable, net of allowance for
   doubtful accounts of $479, $2,582 and
   $2,062, respectively....................    10,056      41,444      99,873
  Current deferred taxes and income taxes
   recoverable.............................     9,534       2,624       1,844
  Merchandise inventories..................    93,993      82,612     106,469
  Prepaid expenses, including catalog
   costs...................................     9,499      18,829      15,636
                                             --------    --------    --------
    Total current assets...................   124,502     146,915     224,286
Property at cost:
  Land and buildings.......................    29,586      30,563      30,881
  Leasehold improvements...................     4,232       5,873       6,092
  Furniture, fixtures and equipment........    38,193      41,458      42,199
                                             --------    --------    --------
                                               72,011      77,894      79,172
  Less accumulated depreciation and
   amortization............................    18,888      25,594      30,544
                                             --------    --------    --------
                                               53,123      52,300      48,628
                                             --------    --------    --------
    Total assets...........................  $177,625    $199,215    $272,914
                                             ========    ========    ========
        LIABILITIES AND NET ASSETS
        --------------------------
Current liabilities:
  Accounts payable.........................  $ 41,961    $ 36,889    $ 46,817
  Accrued expenses and other current
   liabilities.............................    38,132      32,183      60,388
  Current deferred taxes and income taxes
   payable.................................       --          --          463
                                             --------    --------    --------
    Total current liabilities..............    80,093      69,072     107,668
Long-term debt.............................    45,000         --          --
Loans and advances from TJX................     2,391      70,769      88,587
Deferred income taxes......................     1,802       2,699       2,422
Commitments (see Note B)
    Net assets.............................    48,339      56,675      74,237
                                             --------    --------    --------
    Total liabilities and net assets.......  $177,625    $199,215    $272,914
                                             ========    ========    ========

    The accompanying notes are an integral part of the financial statements.

                                CHADWICK'S, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                   FISCAL YEAR ENDED          THIRTY-NINE WEEKS ENDED
                          ----------------------------------- -----------------------
                          JANUARY 29, JANUARY 28, JANUARY 27, OCTOBER 28, OCTOBER 26,
                             1994        1995        1996        1995        1996
                          ----------- ----------- ----------- ----------- -----------
                                                                    (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)
Cash flows from operat-
 ing activities:
 Net income.............   $ 12,665    $  1,070    $  8,336    $  7,391    $ 17,562
 Adjustments to recon-
  cile net income to net
  cash provided from
  (used in) operating
  activities:
   Extraordinary charge.        --          192       3,338         --          --
   Depreciation and am-
    ortization..........      4,505       5,699       6,712       5,055       5,018
   Other................       (380)        --          297          (2)        (68)
 Changes in assets and
  liabilities:
   (Increase) in ac-
    counts receivable...         (2)     (4,645)    (31,388)    (76,663)    (58,429)
   (Increase) decrease
    in federal and state
    income taxes
    recoverable and
    current deferred
    income taxes........     (3,206)     (3,310)      9,258       9,534         780
   (Increase) decrease
    in merchandise
    inventories.........    (14,995)     (7,187)     11,381       5,842     (23,857)
   (Increase) decrease
    in prepaid expenses.     (4,020)     (1,159)     (9,330)     (6,136)      3,193
   (Increase) in other
    assets..............        --          --          --         (453)        --
   Increase (decrease)
    in accounts payable.    (10,407)     13,503      (5,072)     (9,884)      9,928
   Increase (decrease)
    in accrued expenses
    and other current
    liabilities.........      1,973      11,134      (5,949)     10,304      28,205
   Increase in federal
    and state income
    taxes payable and
    current deferred in-
    come
    taxes...............        --          --          --        5,458         463
   Increase (decrease)
    in deferred income
    taxes...............      1,133         621         897         306        (277)
                           --------    --------    --------    --------    --------
Net cash provided by
 (used in) operating ac-
 tivities...............    (12,734)     15,918     (11,520)    (49,248)    (17,482)
                           --------    --------    --------    --------    --------
Cash flows from invest-
 ing activities:
 Property additions.....    (16,203)    (10,586)     (6,338)     (3,818)     (1,278)
                           --------    --------    --------    --------    --------
Net cash (used in) in-
 vesting activities.....    (16,203)    (10,586)     (6,338)     (3,818)     (1,278)
                           --------    --------    --------    --------    --------
Cash flows from financ-
 ing activities:
 Proceeds from
  borrowings of long-
  term debt.............        --       45,000         --          --          --
 Principal payments on
  long-term debt........        (19)        (32)        --          --          --
 Prepayment of long-term
  debt..................        --       (5,774)    (50,534)        --          --
 Increase (decrease) in
  borrowings from TJX,
  net...................     30,036     (44,317)     68,378      52,013      17,818
                           --------    --------    --------    --------    --------
Net cash provided by
 (used in) financing ac-
 tivities...............     30,017      (5,123)     17,844      52,013      17,818
                           --------    --------    --------    --------    --------
Net increase (decrease)
 in cash and cash
 equivalents............      1,080         209         (14)     (1,053)       (942)
                           --------    --------    --------    --------    --------
Cash and cash equiva-
 lents at beginning of
 year...................        131       1,211       1,420       1,420       1,406
                           --------    --------    --------    --------    --------
Cash and cash equiva-
 lents at end of period.   $  1,211    $  1,420    $  1,406    $    367    $    464
                           ========    ========    ========    ========    ========

    The accompanying notes are an integral part of the financial statements.

                               CHADWICK'S, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

SUMMARY OF ACCOUNTING POLICIES

  BASIS OF PRESENTATION: Chadwick's, Inc. (the "Company"), which holds the assets of the Chadwick's of Boston catalog, is a wholly-owned subsidiary of The TJX Companies, Inc. ("TJX"). These combined financial statements include the operating results of the Chadwick's of Boston catalog and its related trademark subsidiary.

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  DESCRIPTION OF BUSINESS: The Company is an off-price catalog operator which sells primarily women's career, casual and social apparel through its Chadwick's of Boston catalog.

  FISCAL YEAR: The Company's fiscal year ends on the last Saturday in January. The fiscal years ended January 29, 1994, January 28, 1995 and January 27, 1996 each included 52 weeks.

  REVENUE RECOGNITION: The Company recognizes sales and the related cost of sales at the time the merchandise is shipped to customers. The Company allows for merchandise returns at the customer's discretion, and provides an allowance for returns based on projected merchandise returns. The Company offers a deferred billing program under which the Company does not charge the credit card of a customer who requests the program and purchases merchandise on credit until approximately 90 to 120 days after the mailing of the catalog from which the merchandise is purchased. An allowance for doubtful accounts is established as deferred billing sales are recorded based upon projected future credit losses.

  MERCHANDISE LIQUIDATIONS: The Company writes down the value of merchandise identified for liquidation to its net realizable value and reflects the transaction net in cost of sales. The Company received $29.7 million, $21.9 million and $20.2 million, for the fiscal years ended January 1994, 1995 and 1996, respectively, with respect to liquidated merchandise.

  CASH AND CASH EQUIVALENTS: The Company generally considers highly liquid investments with a maturity of three months or less at time of purchase to be cash equivalents. The Company's investments are primarily time deposits with major banks. Fair value of cash equivalents approximates carrying value.

  MERCHANDISE INVENTORIES: Inventories are stated at the lower of cost or market. The Company primarily uses the retail method for valuing inventories on the first-in first-out basis.

  PREPAID CATALOG EXPENSES: Catalog costs are capitalized as incurred and amortized over the period the catalog generates revenue which generally does not exceed four months. Prepaid catalog expenses were $7.9 million and $16.7 million as of January 28, 1995 and January 27, 1996, respectively.

  DEPRECIATION AND AMORTIZATION: For financial reporting purposes, the Company provides for depreciation and amortization of property principally by the use of the straight-line method over the estimated useful lives of the assets. Leasehold costs and improvements are generally amortized over the lease term or their estimated useful life, whichever is shorter. Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of disposed assets and the related depreciation are eliminated and any gain or loss is included in net income.

                               CHADWICK'S, INC.

  NEW ACCOUNTING STANDARDS: During 1995, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of" and FASB Statement No. 123, "Accounting for Stock Based Compensation." The Company will implement the new standards in its fiscal year ending January 25, 1997 and it expects that the impact of implementation will be immaterial. The Company plans to adopt the disclosure only provisions of FASB Statement No. 123.

  ACCOUNTING CHANGES: Effective January 31, 1993, TJX adopted Statement of Financial Accounting Standards (SFAS) No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company recorded its share of a one-time implementation charge of $79,000, net of taxes of $51,000, as a cumulative effect of accounting change.

  In addition, effective January 31, 1993, TJX also implemented Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." The amount applicable to the Company resulted in an after-tax gain of $459,000 which was also recorded as a cumulative effect of accounting change.

  INTERIM FINANCIAL INFORMATION: The combined financial statements for the thirty-nine weeks ended October 28, 1995 and October 26, 1996 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for the interim period.

A. RELATED PARTY TRANSACTIONS

  TJX loans funds to the Company on an as needed basis. The Company pays interest to TJX on its intercompany balance, net of its cash balance, on a monthly basis. At the beginning of a fiscal year, the intercompany balance is determined to be long-term and interest is charged on that balance at a rate determined annually by TJX. The long-term intercompany balance was $16.7 million for the fiscal year ended January 29, 1994, $46.7 million for the fiscal year ended January 28, 1995 and $2.4 million for the fiscal year ended January 27, 1996. The long-term interest rate was 9.0%, 8.0% and 8.5%, in the fiscal years ended January of 1994, 1995 and 1996, respectively.

  In addition to the above, interest is charged or credited to the Company each month on the difference between its long-term intercompany balance and the intercompany balance, net of cash at the end of the month. Interest income on this portion of the intercompany balance which represents funds invested with TJX is credited at a rate which approximates TJX's short-term investment rate. Interest expense on this portion of the intercompany balance which represents borrowings from TJX is charged at a rate which approximates TJX's short-term borrowing rate. During the past three years, the maximum amounts the Company has borrowed from TJX on a short-term basis (based on month end borrowing levels) were $66.2 million in the fiscal year ended January 29, 1994, $18.6 million in the fiscal year ended January 28, 1995 and $116.0 million in the fiscal year ended January 27, 1996. The average short-term interest rate on its borrowings was approximately 4%, 5% and 7% in the fiscal years ended January of 1994, 1995 and 1996, respectively.

  TJX provides certain services to the Company, primarily data processing and payroll processing. The Company pays a charge which it believes approximates the costs incurred by TJX. The Company paid $2.6 million, $3.3 million and $4.4 million in the fiscal years ended January of 1994, 1995 and 1996, respectively, for these services. The Company also participates in numerous benefit plans and insurance plans of TJX and is charged its share of the costs incurred in connection with the plans.

  Additionally, the Company pays a charge to TJX for administrative support, including financial, treasury, general legal, tax, audit and human resources. The Company pays an annual fee equal to 0.1% of its budgeted sales for these services. The Company paid $409,000, $504,000 and $461,000 for the fiscal years ended January of 1994, 1995 and 1996, respectively.

                               CHADWICK'S, INC.

  Management believes that the Company's historical financial statements reflect its historical costs of doing business.

  The Company also enters into several transactions with other operating divisions of TJX. In the fiscal years ended January of 1994, 1995 and 1996, TJX purchased liquidated merchandise from the Company of $24.2 million, $14.4 million, and $10.6 million, respectively. Accounts receivable as of January 28, 1995 and January 27, 1996 includes $2.5 million and $1.2 million, respectively due from TJX with respect to liquidated merchandise. Also, the Company leased certain buying, warehouse and distribution space and two outlet locations from TJX for which the Company paid $206,000, $251,000 and $289,000 in the fiscal years ended January of 1994, 1995 and 1996, respectively.

B. COMMITMENTS AND CONTINGENCIES

  The Company is committed for a limited number of leases, primarily for the rental of real estate. The real estate leases range up to five years and have variable renewal options. In addition, the Company is generally required to pay insurance, real estate taxes and other operating expenses. The following is a schedule of future minimum lease payments for the Company as of January 27, 1996:

   FISCAL YEARS ENDED JANUARY,                                  OPERATING LEASES
   ---------------------------                                  ----------------
   1997........................................................    $  497,000
   1998........................................................       523,000
   1999........................................................       135,000
   2000........................................................        66,000
   2001........................................................        66,000
   Later years.................................................        44,000
                                                                   ----------
   Total minimum lease payments................................    $1,331,000
                                                                   ==========

  Rental expense under operating leases amounted to $1,174,000, $996,000 and $1,147,000 for the fiscal years ended January of 1994, 1995 and 1996, respectively.

  The Company had outstanding letters of credit in the amount of $19.1 million as of January 27, 1996. The letters of credit are issued for the purchase of inventory.

C. INCOME TAXES

  The Company is included in the consolidated federal income tax return of TJX and, where applicable, is consolidated for state reporting purposes. The current income tax provision charged to the Company by TJX is based on the cost or benefits the Company provides in the consolidated tax returns. The deferred tax provision is computed based upon the differences between the tax basis of the Company's assets and liabilities and the reported amounts in the financial statements. The Company believes the income tax provision is representative of the Company's tax provision as if it was a stand-alone company.

  The provision for income taxes includes the following:

                                                  FISCAL YEAR ENDED JANUARY,
                                                 ------------------------------
                                                   1994       1995      1996
                                                 ---------  --------  ---------
                                                        (IN THOUSANDS)
   Current:
     Federal.................................... $   5,947  $    336  $   1,793
     State......................................     1,959      (162)       542
   Deferred:
     Federal....................................        41        62      4,212
     State......................................        (6)       19      1,307
                                                 ---------  --------  ---------
   Provision for income taxes................... $   7,941  $    255  $   7,854
                                                 =========  ========  =========

                               CHADWICK'S, INC.

  The Company has a net deferred tax (asset) liability as follows:

                                             JANUARY 29, JANUARY 28, JANUARY 27,
                                                1994        1995        1996
                                             ----------- ----------- -----------
                                                       (IN THOUSANDS)
   Deferred tax assets:
     Inventory..............................   $ 3,712     $ 5,825     $ 3,371
     Reserve for customer returns...........     3,622       3,419       3,632
     All other..............................     4,072       2,825       3,000
                                               -------     -------     -------
   Total deferred tax assets................    11,406      12,069      10,003
                                               -------     -------     -------
   Deferred tax liabilities:
     Property and equipment.................     2,419       3,071       3,074
     Capitalized catalog costs..............     3,434       3,091       6,924
     Other..................................       770       1,204         821
                                               -------     -------     -------
   Total deferred tax liabilities...........     6,623       7,366      10,819
                                               -------     -------     -------
   Net deferred tax (asset) liability.......   $(4,783)    $(4,703)    $   816
                                               =======     =======     =======

  The following is a reconciliation of the federal statutory income tax rate to the effective income tax rate:

                                                                  FISCAL YEAR
                                                                 ENDED JANUARY,
                                                                 ----------------
                                                                 1994  1995  1996
                                                                 ----  ----  ----
   Statutory federal income tax rate............................  35%   35%   35%
     Permanent differences, primarily charitable contributions
      of inventory..............................................  (2)  (12)   (1)
     State income taxes, net of federal benefit.................   6    (6)    6
                                                                 ---   ---   ---
   Effective income tax rate....................................  39%   17%   40%
                                                                 ===   ===   ===

D. PENSION PLANS AND OTHER RETIREMENT BENEFITS

  The Company participates in TJX's non-contributory defined benefit retirement plan. The TJX plan covers the majority of full-time employees who have attained 21 years of age and have completed one year of service. Benefits are based on compensation earned in each year of service. TJX also has an unfunded supplemental retirement plan which covers certain key employees of the Company and provides additional retirement benefits based on average compensation. Pension expenses paid by the Company to TJX amounted to $101,000, $195,000 and $256,000 in the fiscal years ended January of 1994, 1995 and 1996, respectively.

  TJX does not segregate plan assets or liabilities by participating subsidiary company, and as a result, the following tables reflect the periodic pension cost and funded status of the TJX plan.

                             FISCAL YEAR ENDED JANUARY
                             ----------------------------
                               1994      1995      1996
                             --------  --------  --------
                                   (IN THOUSANDS)
   Service cost............  $  3,375  $  4,554  $  3,920
   Interest cost on pro-
    jected benefit obliga-
    tion...................     5,995     6,526     6,915
   Actual return on assets.   (12,188)    4,545   (15,215)
   Net amortization and de-
    ferrals................     5,760   (11,600)    9,384
                             --------  --------  --------
   Net periodic pension
    cost...................  $  2,942  $  4,025  $  5,004
                             ========  ========  ========

                               CHADWICK'S, INC.

                                                         JANUARY 28, JANUARY 27,
                                                            1995        1996
                                                         ----------- -----------
                                                             (IN THOUSANDS)
Accumulated benefit obligation, including vested bene-
 fits of $71,592 and $81,296...........................    $77,256     $91,606
                                                           -------     -------
Projected benefit obligation...........................     82,297      97,891
Plan assets at fair market value.......................     66,454      71,792
                                                           -------     -------
Projected benefit obligation in excess of plan assets..     15,843      26,099
Unrecognized net gain (loss) from past experience dif-
 ferent from that assumed and effects of changes in as-
 sumptions.............................................     (1,897)     (7,563)
Prior service cost not yet recognized in net periodic
 pension cost..........................................     (1,127)     (1,035)
Unrecognized net asset (obligation) as of initial date
 of application of SFAS No. 87.........................       (568)       (745)
                                                           -------     -------
Accrued pension cost...................................    $12,251     $16,756
                                                           =======     =======
Weighted average discount rate.........................       8.25%       7.00%
Rate of increase on future compensation levels.........       4.50%       4.00%
Expected long-term rate of return on assets............       9.50%       9.00%

  The Company also participates in TJX's 401(k) plans which match a portion of employee contributions. The Company's match for employee contributions was $158,000, $191,000 and $186,000 in the fiscal years ended January of 1994, 1995 and 1996, respectively.

  The TJX postretirement benefit plan is unfunded and provides limited postretirement medical and life insurance benefits to associates who participate in TJX's retirement plan and who retire at age 55 or older with 10 years or more of service. The postretirement expense paid by the Company was $28,000, $75,000 and $81,000 in the fiscal years ended January of 1994, 1995 and 1996, respectively.

  TJX does not segregate plan liabilities by participating subsidiary company, and as a result, the following tables reflect the periodic postretirement benefit cost and funded status of the TJX plan.

                                                      FISCAL YEAR ENDED JANUARY
                                                      --------------------------
                                                        1994     1995     1996
                                                      -------- -------- --------
                                                            (IN THOUSANDS)
Service cost......................................... $    476 $    952 $    757
Interest cost on accumulated benefit obligation......      820      963    1,046
Net amortization.....................................      --        88      --
                                                      -------- -------- --------
Net periodic postretirement benefit cost............. $  1,296 $  2,003 $  1,803
                                                      ======== ======== ========

                                                        JANUARY 28, JANUARY 27,
                                                           1995        1996
                                                        ----------- -----------
                                                            (IN THOUSANDS)
Accumulated postretirement obligation:
  Retired associates...................................   $ 6,394     $ 6,731
  Fully eligible active associates.....................       712       1,146
  Other active associates..............................     5,168       7,861
                                                          -------     -------
Accumulated postretirement obligations.................    12,274      15,738
Unrecognized net gain (loss) due to change in assump-
 tions.................................................      (149)     (2,676)
                                                          -------     -------
Accrued postretirement benefits........................   $12,125     $13,062
                                                          =======     =======
Discount rate..........................................      8.25%       7.00%
Medical inflation rate.................................      5.00%       5.00%

                               CHADWICK'S, INC.

E. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  The major components of accrued expenses and other current liabilities are as follows:

                                                         JANUARY 28, JANUARY 27,
                                                            1995        1996
                                                         ----------- -----------
                                                             (IN THOUSANDS)
   Employee compensation and benefits...................   $ 2,314     $ 3,727
   Reserve for customer returns.........................     8,266       8,780
   Customer prepayments.................................    13,495       8,372
   All other............................................    14,057      11,304
                                                           -------     -------
   Accrued expenses and other current liabilities.......   $38,132     $32,183
                                                           =======     =======

F. SUPPLEMENTAL CASH FLOW INFORMATION

  The Company's cash payments for interest expense and income taxes are as follows:

                                                     FISCAL YEAR ENDED JANUARY,
                                                     ---------------------------
                                                       1994      1995     1996
                                                     --------- -------- --------
                                                           (IN THOUSANDS)
   Cash paid for:
     Interest expense............................... $   3,378 $  3,657 $  7,247
     Income taxes...................................    11,196    3,204    3,078

G. DEBT

  During the fiscal year ended January 28, 1995, the Company secured a 10-year $45 million real estate mortgage on its fulfillment center (guaranteed by TJX), at 8.73% annual interest. The proceeds were used to prepay the $5.4 million outstanding mortgage on the facility, with the balance of the proceeds used to repay advances from TJX. The early retirement of the $5.4 million mortgage resulted in an after-tax extraordinary charge of $192,000 ($325,000 pre-tax) in the fiscal year ended January 28, 1995. In the fiscal year ended January 27, 1996, the Company prepaid its $45 million real estate mortgage on the fulfillment center in connection with TJX's purchase of Marshalls and incurred an extraordinary after-tax charge of $3.3 million ($5.6 million pre-tax) on the early retirement of this debt.

  Information relating to the Company's borrowings from TJX is described in Note A.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                 BRYLANE, L.P.

The following unaudited pro forma financial statements for the fiscal year ended February 3, 1996, and for the thirty-nine weeks ended and as of November 2, 1996, give effect to the acquisition (Chadwick's Acquisition) of certain assets and liabilities of the Chadwick's of Boston catalog division of The TJX Companies, Inc. (Chadwick's) by Brylane, L.P. (Brylane), under the purchase method of accounting and the financing thereof by Brylane as described in the notes to these financial statements. The unaudited pro forma financial statements have been prepared by combining the historical consolidated financial statements of Brylane for the fiscal year ended February 3, 1996 and for the thirty-nine weeks ended and as of November 2, 1996 with the combined financial statements of Chadwick's for the year ended January 27, 1996 and for the thirty-nine weeks ended and as of October 26, 1996, respectively. Additionally, the unaudited pro forma statement of operations for the year ended February 3, 1996 gives effect to the KingSize Acquisition (as defined) which occurred in October 1995, and financing thereof by Brylane as described in the notes to these financial statements. All transactions are reflected as if they occurred on January 29, 1995 (the first day of the latest full fiscal period presented) for the statements of operations and on November 2, 1996 for the balance sheet.

The unaudited pro forma financial statements have been prepared based on the assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Chadwick's based on preliminary estimates of fair value. The actual allocation may differ from that reflected in the unaudited pro forma financial statements after Chadwick's closing balance sheet as of December 7, 1996 has been finalized and after valuations to be performed have been completed. The estimated values of the assets and liabilities at the time of the Chadwick's Acquisition also could vary from the amounts as of October 26, 1996. Also, the interest rate on, and the borrowings under the new credit agreement dated December 9, 1996 (Bank Credit Facility) and the fees and expenses with respect to the Chadwick's Acquisition are assumed solely for the purpose of presenting the unaudited pro forma financial statements as set forth below.

The unaudited pro forma statements of operations and unaudited pro forma balance sheet are not necessarily indicative of what the consolidated statements of operations and the consolidated balance sheet actually would have been had the transaction occurred at January 29, 1995 or November 2, 1996, respectively, nor do they purport to indicate the results of future operations of Brylane. The unaudited pro forma financial statements should be read in conjunction with the audited financial statements and notes of Brylane included in Brylane's Annual Report on Form 10-K for the year ended February 3, 1996, and the Chadwick's audited combined financial statements and notes contained elsewhere herein.


                                                           BRYLANE, L.P.
                                            UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                            FOR THE FISCAL YEAR ENDED FEBRUARY 3, 1996



                                      Brylane, L.P.                           Chadwick's
                                       Historical                             Historical                           Pro Forma
                                      Fifty-Three         KingSize             Fifty-Two           Chadwick's     Fiscal Year
                                      Weeks Ended        Acquisition          Weeks Ended         Acquisition        Ended
                                      Feb. 3, 1996     Adjustments (a)       Jan. 27, 1996 (e)    Adjustments     Feb. 3, 1996
                                     -------------     ---------------       ----------------     -----------     ------------
                                                                            (In thousands)
Net sales.............................  $601,055             $23,627          $462,667                              $1,087,349
Cost of goods sold....................   298,983              11,204           257,184             $   (423) (f)       566,948
                                        --------            --------          --------             --------         ----------
Gross profit..........................   302,072              12,423           205,483                 (423)           520,401
Operating expenses:
  Catalog and advertising expense.....   174,446               5,250            94,607                                 274,303
  Fulfillment expense.................    37,333               1,934            56,472                                  95,739
  Support services expense............    37,024               1,217 (b)        28,069                2,668 (g)         68,978
  Intangibles and organization cost
    amortization......................     4,707                 935 (c)             -                5,114 (h)         10,756
                                        --------            --------          --------             --------         ----------
Total operating expenses..............   253,510               9,336           179,148                7,782            449,776
                                        --------            --------          --------             --------         ----------

Operating income......................    48,562               3,087            26,335               (7,359)            70,625
Interest expense, net.................    20,624               1,823 (d)         6,807               16,757  (i)        39,643
                                                                                                       (893) (j)
                                                                                                     (6,807) (k)
                                                                                                      1,332  (l)
                                        --------            --------          --------             --------         ----------
Income before income taxes............    27,938               1,264            19,528              (17,748)            30,982
Provision for income taxes............        88                   -             7,854               (7,854) (m)            88
                                        --------            --------          --------             --------         ----------
Net income before extraordinary items.  $ 27,850             $ 1,264          $ 11,674             $ (9,894)        $   30,894
                                        ========            ========          ========             ========         ==========

                                 BRYLANE, L.P.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
               FOR THE THIRTY-NINE WEEKS ENDED NOVEMBER 2, 1996

                                           Brylane, L.P.       Chadwick's
                                           Historical          Historical                       Pro Forma
                                           Thirty-Nine         Thirty-Nine       Chadwick's     Thirty-Nine
                                           Weeks Ended         Weeks Ended       Acquisition    Weeks Ended
                                           Nov. 2, 1996        Oct. 26, 1996(e)  Adjustments    Nov. 2, 1996
                                           ------------        ---------------   -----------    ------------
                                                                      (In thousands)
Net sales.............................     $467,009            $368,243                         $835,252
Cost of goods sold....................      225,708             196,993          $  1,837 (f)    424,538
                                           --------            --------          --------       --------

Gross profit..........................      241,301             171,250            (1,837)       410,714
Operating expenses:
  Catalog and advertising expense.....      135,390              77,070                          212,460
  Fulfillment expense.................       29,057              36,917                           65,974
  Support services expense............       32,995              22,872             2,704 (g)     58,571
  Intangibles and organization cost
    amortization......................        4,229               -                 3,836 (h)      8,065
                                           --------            --------          --------       --------

Total operating expenses..............      201,671             136,859             6,540        345,070
                                           --------            --------          --------       --------

Operating income......................       39,630              34,391            (8,377)        65,644
Interest expense, net.................       16,200               4,474            11,855 (i)     28,383
                                                                                     (671)(j)
                                                                                   (4,474)(k)
                                                                                      999 (l)
                                           --------            --------          --------       --------

Income before income taxes............       23,430              29,917           (16,086)        37,261
Provision for income taxes............          125              12,355           (12,355)(m)        125
                                           --------            --------          --------       --------

Net income............................     $ 23,305            $ 17,562          $ (3,731)      $ 37,136
                                           ========            ========          ========       ========

                                 BRYLANE, L.P.
                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF NOVEMBER 2, 1996

                                                    Brylane, L.P.         Chadwick's
                                                     Historical           Historical           Chadwick's
                                                       Nov. 2,             Oct. 26,            Acquisition        Pro Forma
                                                        1996                 1996              Adjustments       Nov. 2, 1996
                                                    -------------         ----------           -----------       ------------
                                                                              (In thousands)
               ASSETS
               ------
Current assets:
   Cash and cash equivalents........................  $ 10,659              $  6,756           $ 12,982 (n)       $ 23,641
                                                                                                 (6,756)(o)
   Accounts receivable..............................     8,122                93,105            (88,732)(o)         12,495
   Inventories......................................    93,286               106,469              9,564 (p)        209,319
   Paper inventory..................................    10,729                 6,944                                17,673
   Catalog costs....................................    22,328                 8,144               (450)(p)         30,022
   Other............................................     5,370                   548                                 5,918
                                                      --------              --------           --------           --------
      Total current assets..........................   150,494               221,966            (73,392)           299,068

Property & equipment, net...........................    28,303                48,627                                76,930

Organization and deferred financing costs...........     7,082                   --               7,005 (l)         11,631
                                                                                                 (2,456)(j)
Intangibles and other assets........................   162,463                   --             168,187 (p)        335,650
                                                                                                  5,000 (p)
Deferred income taxes...............................       --                  1,061             (1,061)(o)            909
                                                                                                    909 (j)
                                                      --------              --------           --------           --------
      Total assets..................................  $348,342              $271,654           $104,192           $724,188
                                                      ========              ========           ========           ========

        LIABILITIES & PARTNERSHIP EQUITY
        --------------------------------
Current liabilities:
   Accounts payable.................................  $ 62,467                46,817                              $109,284
   Accrued interest.................................     2,478                   --               ($533)(q)          1,945
   Accrued expenses.................................    11,871                49,956              6,855 (q)         68,682
   Reserve for returns..............................     5,071                 9,955                                15,026
   Federal and state taxes..........................       --                   (320)               320 (o)            --
   Current portion long-term debt...................    14,395                   --              11,605 (r)         26,000
                                                      --------              --------           --------           --------
     Total current liabilities......................    96,282               106,408             18,247            220,937
                                                      --------              --------           --------           --------
Long-term debt......................................   202,297                   --             199,040 (r)        401,337
Deferred income taxes...............................       --                  2,422             (2,422)(o)            --
Other long-term liabilities.........................     5,556                88,587            (88,587)(o)          5,556
                                                      --------              --------           --------           --------
     Total liabilities..............................   304,135               197,417            126,278            627,830
                                                      --------              --------           --------           --------
Series A Convertible Redeemable Preferred Stock.....       --                    --               1,500 (n)          1,500
                                                      --------              --------           --------           --------
Partnership equity
   Partners' capital 12,905 (historical) and
     15,471 (pro forma) units.......................   130,882                   --              51,328 (n)        182,210
   Reduction for predecessor cost-carryover basis...  (152,067)                  --                 --            (152,067)
   Additional paid in capital, net of loans to
     management investors...........................    (2,490)                  --                 870 (p)         (1,620)
   Retained earnings................................    67,882                74,237            (68,377)(p)         66,335
                                                                                                 (5,860)(o)
                                                                                                 (1,547)(l)
                                                      --------              --------           --------           --------
      Total partnership equity......................    44,207                74,237            (23,586)            94,858
                                                      --------              --------           --------           --------
      Total liabilities & partnership equity........  $348,342              $271,654           $104,192           $724,188
                                                      ========              ========           ========           ========

BRYLANE, L.P.

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.  GENERAL:

    In December 1996, Brylane completed the acquisition (the Chadwick's Acquisition) of certain assets of the Chadwick's of Boston catalog division (Chadwick's), a wholly-owned subsidiary of The TJX Companies, Inc. (TJX). The Chadwick's Acquisition closed on December 9, 1996.

    The Unaudited Pro Forma Financial Statements for the year ended February 3, 1996, and the thirty-nine weeks ended November 2, 1996 do not purport to be indicative of the results that actually would have been obtained if the operations were combined at the beginning of the fiscal year ended February 3, 1996, and this presentation is not intended to be a projection of future results or trends.

    As of the date of the Chadwick's Acquisition, inventory was valued at fair value which was in excess of Chadwick's historical cost. This increased value will be expensed as cost of sales as the inventory is sold. This expense (in thousands), estimated to be $9,564 for the year ended February 3, 1996, is not included in the Pro Forma Statements of Operations (unaudited) because it is a nonrecurring item.

    A final allocation of the purchase price is expected to be determined during the fiscal year ending January 31, 1998, when the fair value analysis is completed.

2.  PRO FORMA ADJUSTMENTS:

    The pro forma adjustments are as follows (in thousands):

    a. Brylane acquired the assets of the KingSize catalog division of WearGuard (which includes the KingSize catalog and the license for the Sears Big & Tall catalog) on October 16, 1995. For accounting purposes, the transaction was accounted for on the effective date of October 1, 1995. Since Brylane's historical statements of operations for the year ended February 3, 1996 include the results of operations for the KingSize and Big & Tall catalogs for the period from October 1, 1995 through February 3, 1996, the pro forma adjustments reflect the results of operations of KingSize and Big & Tall prior to the KingSize Acquisition for the eight months ended September 30, 1995.

    b. Excludes $1,077 in administrative overhead allocated to the KingSize catalog division by WearGuard.

    c. Eliminates goodwill amortization recorded by KingSize as a division of WearGuard and includes amortization on the straight-line basis of the acquired customer file of $520 over eight years, the noncompete covenant of $300 over its five year term and goodwill of $50,762 over 40 years.

    d. Includes interest expense on the $35,000 of indebtedness incurred to finance the KingSize Acquisition at 7.81%.

    e. Brylane acquired the assets of Chadwick's (excluding substantially all accounts receivable) on December 9, 1996. The pro forma adjustments reflect the results of operations of Chadwick's prior to the Chadwick's Acquisition for the nine months ended October 26, 1996. Certain reclassifications among line items have been made to the historical statements of operations and balance sheet to conform with Brylane's financial statement presentation. Such reclassifications had no effect on previously reported net income.

    f. Reflects the removal of the change in the capitalized buying and fulfillment center costs in order to conform Chadwick's accounting policies with those of Brylane's.

    g. Includes the recognition of the costs related to the sale of the deferred billing receivables to Alliance Data Systems Corporation. Calculated using the average outstanding deferred billing receivables balance at the end of the month for the corresponding period.

    h. Includes goodwill amortization on a straight-line basis of $168,187 over 40 years and amortization on a straight-line basis of the acquired customer file of $5,000 over approximately six years.

    i. Includes interest expense on the net increase in indebtedness of $210,645 incurred to finance the Chadwick's Acquisition at 7.96% for the year ended February 3, 1996 and 7.50% for the nine months ended November 2, 1996. A change of 1/4% in the interest rate payable on the outstanding balance under the Bank Credit Facility would change annual interest expense by approximately $527 before the effect of income taxes. (See Note R)

    j. In connection with the repayment of the old bank credit facility, a pro rata portion of the deferred financing fees associated with the obligations to be repaid will be written off as a charge to operations. This expense is estimated to be $2,456 ($1,547 net of tax) with a related future tax benefit of $909. This non-recurring charge has not been included in the Pro Forma Statements of Operations. The annual reduction of amortization expense attributable to the write-off is approximately $893.

    k. Reflects the elimination of interest expense related to the advances from TJX.

    l. Represents amortization of deferred financing fees related to the new Bank Credit Facility of $7,005 over the term of the debt.

    m. Reflects adjustments for federal and state income taxes as if Chadwick's had been taxed as a partnership during the period.

    n. Includes the excess cash received by Brylane as a result of the borrowings under the Bank Credit Facility, the equity contributions from the partners (net of the payment of the financing fees) and repayment of the old bank credit facility including accrued interest as follows:

          Proceeds from borrowings under the new Bank Credit Facility........ $ 283,000
          Receipt of equity contribution from partners.......................    51,328
          Receipt of equity contributions for Series A Preferred Stock.......     1,500
          Repayment of old bank credit facility (including accrued interest).   (92,888)
          Payment of financing fees..........................................    (7,158)
          Cash paid to TJX...................................................  (222,800)
                                                                              ---------
                                                                              $  12,982

    o. Reflects the elimination of assets not acquired and liabilities not assumed pursuant to the Chadwick's Purchase Agreement as follows:

          Cash and cash equivalents.................................. $ (6,756)
          Deferred billing accounts receivable.......................  (88,732)
          Deferred income taxes......................................    1,361
          Intercompany note payable to TJX...........................   88,587
          Federal and State prepaid taxes............................     (320)
                                                                      --------
          Equity of TJX in the assets of Chadwick's not acquired..... $  5,860

    p. Reflects pro forma adjustments to allocate the purchase price to the assets acquired at estimated fair value and to conform the accounting practices of Chadwick's to those of Brylane as follows:

           Increase in inventory to reflect estimated
             fair value..............................................    $18,021
           Decrease in inventory resulting from elimination of
             capitalized buying and fulfillment center costs
             to conform to Brylane's accounting policies.............     (8,457)
                                                                         -------
           Net increase in inventory.................................      9,564
           Increase in intangibles and other assets for customer
             list....................................................      5,000
           Decrease in prepaid catalog costs to conform to Brylane's
             method of amortization..................................       (450)
                                                                         -------
           Adjustments to net assets.................................    $14,114

              The Chadwick's Acquisition will be accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations." The pro forma allocations of the purchase cost for the Chadwick's Acquisition were determined based on the book value as of October 26, 1996 of the net assets acquired. The actual purchase price may differ from this amount based on the assets and liabilities of Chadwick's as of December 9, 1996. The purchase cost will be allocated to the acquired assets and liabilities of Chadwick's based on their estimated fair values. Such allocations are subject to final determination based on valuations and other studies to be performed after receipt of the closing balance sheet. The final values may differ from those set forth below :

        Purchase Cost:
          Cash...................................................  $222,800
          Convertible Note.......................................    20,000
          Estimated Chadwick's acquisition fees and expenses.....     7,008
          Exchange of TJX options for options in Brylane, L.P....       870
                                                                   --------
                                                                   $250,678
        Estimated Book Value:
          TJX equity in Chadwick's..............................    $74,237
          Net assets not acquired (see above)....................    (5,860)
                                                                    -------
                                                                     68,377
        Purchase cost above carrying value at October 26, 1996....  182,301
        Adjustments to net assets (see above).....................  (14,114)
                                                                   --------
        Goodwill and other intangibles............................ $168,187

    q. Reflects adjustments to current liabilities for accrual of the acquisition related expenses of $6,855 not paid at the time of closing and reduction of accrued interest of $533 for the prepayment of interest on the old bank credit facility.

    r. Reflects the incurrence of indebtedness to finance the Chadwick's Acquisition, and repayment of the old bank credit facility with the proceeds from the new Bank Credit Facility:

           Proceeds from borrowing under the new Bank Credit Facility.. $283,000
           Issuance of Convertible Note................................   20,000
           Repayment of old bank credit facility.......................  (92,355)
                                                                        --------
                                                                        $210,645